AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998
                                                 REGISTRATION NO. 333-05181

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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                     POST-EFFECTIVE AMENDMENT NO. 1 TO
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

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                         GENERAL SIGNAL CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      NEW YORK                  16-0445660
                  (STATE OR OTHER            (I.R.S. EMPLOYER
                  JURISDICTION OF           IDENTIFICATION NO.)
                  INCORPORATION OR
                   ORGANIZATION)

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                            ONE HIGH RIDGE PARK
                        STAMFORD, CONNECTICUT 06904
           (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

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            GENERAL SIGNAL CORPORATION 1996 STOCK INCENTIVE PLAN
            1992 GENERAL SIGNAL CORPORATION STOCK INCENTIVE PLAN
      1989 GENERAL SIGNAL CORPORATION STOCK OPTION AND INCENTIVE PLAN
             1985 GENERAL SIGNAL CORPORATION STOCK OPTION PLAN
                          (FULL TITLE OF THE PLAN)

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                        CHRISTOPHER J. KEARNEY, ESQ.
                        VICE PRESIDENT AND SECRETARY
                         GENERAL SIGNAL CORPORATION
                          700 TERRACE POINT DRIVE
                       MUSKEGON, MICHIGAN 49443-3301
                               (616) 724-5000
         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

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                       RECENT EVENTS: DE-REGISTRATION

     The Registration Statement on Form S-8 (Registration No. 333-05181) (the "Registration Statement") of General Signal Corporation, a New York corporation ("General Signal"), pertaining to 2,400,000 shares of common stock, par value $1.00 per share (the "General Signal Common Stock"), and the accompanying common stock purchase rights (the "Rights"), of General Signal to which this Post-Effective Amendment relates, was declared effective by the Securities and Exchange Commission on June 23, 1996.
Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus contained in the Registration Statement also relates to Registration Statements No. 33-47495, 33-27395 and 2-96297 previously filed by General Signal on Form S-8 on April 30, 1992, March 10, 1989 and March 8, 1985, respectively. All four registration statements are referred to herein as the "Registration Statements".

     On October 6, 1998 (the "Effective Time"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 19, 1998, among SPX Corporation, a Delaware corporation ("SPX"), SAC Corp., a Delaware corporation and a wholly owned subsidiary of SPX (renamed General Signal Corporation immediately following the Effective Time) ("New General Signal"), and General Signal, General Signal was merged with and into New General Signal (the "Merger"), with New General Signal as the surviving corporation. Under the terms of the Merger Agreement, each outstanding share of General Signal Common Stock (including the Rights) was converted into, at the election of the General Signal stockholder, the right to receive either (i) $45.00 in cash, without interest, or (ii) 0.6977 of a share of common stock, par value $10.00 per share, of SPX ("SPX Common Stock") or (iii) $18.00 in cash, without interest, and 0.4186 of a share of SPX Common Stock, in each case subject to proration to ensure that 60% of the outstanding shares of General Signal Common Stock were exchanged for shares of SPX Common Stock and 40% of the outstanding shares of General Signal Common Stock were exchanged for cash. In addition, pursuant to the Merger Agreement, (a) all outstanding options to purchase General Signal Common Stock, whether or not vested or exercisable as of the Effective Time, were canceled and, in lieu thereof, each holder became entitled to receive a cash payment equal to the product of (i) the number of shares previously subject to such options and (ii) the excess of $45.00 over the exercise price per share subject to such options, and (b) all outstanding restricted shares of General Signal Common Stock, unvested as of the Effective Time, were canceled and, in lieu thereof, each holder became entitled to receive a cash payment equal to the product of (i) $45 and (ii) the number of unvested restricted shares held by such holder immediately prior to the Effective Time.

     As a result of the Merger, General Signal has terminated all offerings of General Signal Common Stock (including the Rights) pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by General Signal in the Registration Statements to remove from registration by means of a post-effective amendment any shares of General Signal Common Stock (including the Rights) which remain unsold at the termination of the offering, General Signal hereby removes from registration all shares of General Signal Common Stock (including the Rights) under the Registration Statements which remain unsold.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan, on October 29, 1998.

                                          General Signal Corporation, as
                                          successor to
                                          the Registrant in the Merger

                                          By:  /s/ Christopher J. Kearney
                                              ----------------------------
                                              Christopher J. Kearney
                                              Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on October 29, 1998.

            SIGNATURE                         TITLE *
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      /s/Patrick J. O'Leary
   _________________________      Director and President (Principal Executive
       Patrick J. O'Leary         Officer)

   /s/Christopher J. Kearney
   _________________________      Director
     Christopher J. Kearney

      /s/Arthur R. Cross
   _________________________      Director, Vice President and Treasurer
         Arthur R. Cross          (Principal Financial and Accounting Officer)


* All of the signatories are officers and/or directors of General Signal Corporation, a Delaware corporation, the successor to the Registrant in the Merger.